LEVI STRAUSS & CO 8-K

Exhibit 99.1

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

Levi Strauss & Co. Enters into Definitive Agreement to Sell Dockers® to Authentic Brands Group

SAN FRANCISCO, CA– May 20, 2025 – Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) and Authentic Brands Group (Authentic) today announced that they have entered into a definitive agreement for LS&Co. to sell Dockers® to Authentic for an initial transaction value of $311 million, subject to customary adjustments and closing conditions, with the potential to reach up to $391 million through an $80 million earnout opportunity in future years based on the performance of the Dockers® business under Authentic’s ownership.

“The Dockers® transaction further aligns our portfolio with our strategic priorities, focusing on our direct-to-consumer (DTC) first approach, growing our international presence and investing in opportunities across women’s and denim lifestyle,” said Michelle Gass, President and CEO of LS&Co. “After a robust process, we are confident that we maximized the value of the business and that Authentic is the right organization to usher in the next chapter of growth for the Dockers® brand. We thank the global Dockers® team for their strong commitment and execution to building the brand, which continues to be the authority on khaki.”

With this agreement, LS&Co. is well positioned to reach its potential as a best-in-class omnichannel retailer as it continues to evolve the globally iconic Levi’s® brand from jeans to denim lifestyle while also scaling the Beyond Yoga® brand. LS&Co. remains focused on driving long-term, sustainable profitable growth across categories, channels and regions as it continues to deliver stakeholder value. LS&Co. intends to return approximately $100 million of the net cash proceeds from the transaction to shareholders through share repurchases, in line with its established capital allocation strategy.

“Dockers® is a natural fit for the Authentic model,” said Jamie Salter, Founder, Chairman and CEO of Authentic. “It’s a brand with deep roots, high awareness and a solid foundation in licensing — all things we look for when acquiring new brands. Dockers® played a key role in shaping casual workwear as we know it today, and we see significant potential to build on that legacy and grow the brand across a variety of categories.”

The transaction remains subject to customary closing conditions and is expected to close on or around July 31, 2025, for the Dockers® intellectual property and operations in the United States and Canada, and on or around January 31, 2026, for the remaining Dockers® operations. In addition, LS&Co. will provide certain transition services to Authentic and its partners for Dockers® through a limited transition period.

BofA Securities, Inc. is serving as financial advisor to LS&Co., and Cleary Gottlieb Steen & Hamilton LLP is serving as its legal advisor.

About Levi Strauss & Co.

Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Levi Strauss Signature™, Denizen®, Dockers® and Beyond Yoga® brands. Its products are sold in approximately 120 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,400 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2024 net revenues were $6.4 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between LS&Co. and Authentic Brands Group (Authentic), including, but not limited to, statements regarding the proposed transaction and the anticipated timing of the first and second closing thereof; future transition services to be provided by LS&Co. to Authentic; the market outlook, products, business and priorities of LS&Co. and Authentic; opportunities and strategies related to LS&Co.’s products and expectations and objectives; progress against such strategic priorities; LS&Co.’s plans and capabilities; future share repurchases; and efforts to diversify product categories and distribution channels. The company has based these forward-looking statements on its current reasonable assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “may,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which are beyond our control, that could cause actual future events to differ materially from those suggested by the forward-looking statements, including, but not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, anticipated tax treatment and unforeseen liabilities, which may adversely affect LS&Co.’s business, financial condition, operating results and the price of its common stock; (ii) the failure to satisfy the conditions to the consummation of the transaction, including the receipt of certain regulatory approvals on the terms expected, in a timely manner, or at all; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; (iv) the ability of LS&Co. to successfully divest the Dockers® operations and product lines; and (v) macroeconomic conditions and geopolitical uncertainty in the global economy. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2024 especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations”, “Summary of Risk Factors” and “Risk Factors” sections and its Quarterly Report on Form 10-Q for the quarter ended March 2, 2025, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations”, section. Other unknown or unpredictable factors also could have material adverse effects on the proposed transaction and future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.